Exhibit 12.01

VALERO ENERGY CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Millions of Dollars)

	Six Months Ended		Year Ended December 31,
	June 30, 2004		2003		2002		2001		2000		1999
Ratio of Earnings to Fixed Charges:
Earnings:
Income from continuing operations
before income tax expense,
minority interest in net income of
Valero L.P., distributions on preferred
securities of subsidiary trusts and
income from equity investees	$1,339.2		$980.8		$191.5		$913.0		$530.4		$17.9
Add:
Fixed charges	201.6		395.5		408.9		143.2		114.6		80.2
Amortization of capitalized interest	3.4		6.2		5.7		5.3		5.1		5.2
Distributions from equity investees	19.7		26.5		4.8		2.8		9.2		4.0
Less:
Interest capitalized	(16.8)		(26.3)		(16.2)		(10.6)		(7.4)		(5.8)
Distributions on preferred securities
of subsidiary trusts	-		(16.8)		(30.0)		(13.4)		(6.8)		-
Minority interest in net income of
Valero L.P.	-		(2.4)		(14.1)		-		-		-

Total earnings	$1,547.1		$1,363.5		$550.6		$1,040.3		$645.1		$101.5

Fixed charges:
Interest expense, net	$132.1		$261.3		$285.7		$88.5		$76.3		$55.4
Interest capitalized	16.8		26.3		16.2		10.6		7.4		5.8
Rental expense interest factor (1)	52.7		91.1		77.0		30.7		24.1		19.0
Distributions on preferred securities
of subsidiary trusts	-		16.8		30.0		13.4		6.8		-

Total fixed charges	$201.6		$395.5		$408.9		$143.2		$114.6		$80.2

Ratio of earnings to fixed charges	7.7	x	3.4	x	1.3	x	7.3	x	5.6	x	1.3	x

Ratio of Earnings to Fixed Charges
and Preferred Stock Dividends:
Total earnings	$1,547.1		$1,363.5		$550.6		$1,040.3		$645.1		$101.5

Total fixed charges	$201.6		$395.5		$408.9		$143.2		$114.6		$80.2
Preferred stock dividends	9.5		6.8		-		-		-		-

Total fixed charges and
preferred stock dividends	$211.1		$402.3		$408.9		$143.2		$114.6		$80.2

Ratio of earnings to fixed charges
and preferred stock dividends	7.3	x	3.4	x	1.3	x	7.3	x	5.6	x	1.3	x

(1)  The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.